Exhibit 10.2

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this [____] day of [_______], 2020, by and between BMR-BAYSHORE BOULEVARD LP, a Delaware limited liability partnership (“Landlord,” formerly known as BMR-BAYSHORE BOULEVARD LLC, successor-in-interest to GAL-BRISBANE L.P.), and CUTERA, INC., a Delaware corporation (“Tenant,” formerly known as Altus Medical, Inc.).

RECITALS

A.     WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of August 5, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of August 11, 2010 (the “First Amendment”) and that certain Second Amendment to Lease dated as of July 6, 2017 (the “Second Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 3240 Bayshore Boulevard in Brisbane, California (the “Building”);

B.     WHEREAS, Landlord and Tenant desire to extend the Lease Term; and

C.     WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.     Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.     Third Amendment Extension Term. The Lease Term is hereby extended for sixty (60) months and therefore, the Expiration Date is hereby amended to mean January 31, 2028. The period commencing February 1, 2023 and ending on the Expiration Date shall be referred to herein as the “Third Amendment Extension Term.”

3.     Rent. Notwithstanding anything to the contrary in the Existing Lease, commencing on January 1, 2021 (and continuing through the Second Amendment Extension Term and the Third Amendment Extension Term), Base Rent for the Premises shall be as set forth in the table below:

Dates	Rentable Square Feet	Base Rent per Rentable Square Foot* **	Monthly Base Rent* **
January 1, 2021 – December 31, 2021	66,002	$3.16 monthly	$208,566.32
January 1, 2022 – December 31, 2022	66,002	$3.27 monthly	$215,826.54
January 1, 2023 – December 31, 2023	66,002	$3.39 monthly	$223,746.78
January 1, 2024 – December 31, 2024	66,002	$3.50 monthly	$231,007.00
January 1, 2025 – December 31, 2025	66,002	$3.63 monthly	$239,587.26
January 1, 2026 – December 31, 2026	66,002	$3.75 monthly	$247,507.50
January 1, 2027 – December 31, 2027	66,002	$3.88 monthly	$256,087.76
January 1, 2028 – January 31, 2028	66,002	$4.02 monthly	$265,328.04

* Note:	The amounts set forth in this table include the three and one-half percent (3½%) annual increases in Base Rent set forth in Section 4.1.
** Note:	Subject to adjustment based on any Additional TI Allowance (as defined in Section 5.2 below) properly requested by Tenant in accordance with Section 5.2 below.

For the avoidance of doubt, prior to January 1, 2021, Base Rent for the Premises shall remain payable in the applicable amounts set forth in Section 4 of the Second Amendment. Throughout the Third Amendment Extension Term, Tenant will continue to be responsible for payment of all Additional Rent and all other amounts due pursuant to the terms and conditions of the Lease.

4.     Base Rent Adjustments; Free Rent Period.

4.1.     Base Rent (including any increase to Base Rent arising from any disbursement of the Additional TI Allowance (as defined below) by Landlord in accordance with this Amendment) shall be subject to an annual upward adjustment of three and one-half percent (3½%) of the then-current Base Rent. The first such adjustment shall become effective commencing on January 1, 2022, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease continues in effect.

4.2.     Notwithstanding anything to the contrary contained in the Lease, and so long as no default by Tenant has occurred under the Lease, Tenant shall not be required to pay Base Rent for the period commencing on September 1, 2020 and expiring on December 31, 2020 (such period, the “Free Rent Period”); provided, however, that the total amount of Base Rent abated during the Free Rent Period shall not exceed Seven Hundred Eighty-Four Thousand One Hundred Three and 76/100 Dollars ($784,103.76) (the “Free Rent Cap”). During the Free Rent Period, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under the Lease, including all Additional Rent, including Operating Expenses, the Real Property Taxes, Project Property Insurance, and costs of utilities for the Premises. During any Free Rent Period (and notwithstanding anything in the Lease to the contrary (including Exhibit H of the Original Lease)), Landlord’s management fee shall be calculated as if Tenant were paying Base Rent in the full amount required pursuant to this Amendment had the Free Rent Period not been in effect. Upon the occurrence of any default by Tenant that remains uncured after any applicable notice and cure period provided in the Lease, the Free Rent Period shall immediately expire, and Tenant shall no longer be entitled to any further abatement of Base Rent pursuant to this Section. In the event of any default by Tenant that results in termination of the Lease, then, as part of the recovery to which Landlord is entitled pursuant to the Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to the Lease, at law or in equity, Landlord shall be entitled to the immediate recovery, as of the day immediately prior to such termination of the Lease, of the unamortized amount of Base Rent that Tenant would have paid had the Free Rent Period not been in effect.

5.     Condition of Premises; Additional TI Allowance.

5.1.     Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Third Amendment Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Third Amendment Extension Term or to pay for any improvements to the Premises, except with respect to the payment of the Additional TI Allowance as described in Section 5.2 below, if properly requested by Tenant. Should Tenant desire to construct any improvements in the Premises using the Additional TI Allowance (as defined below) (the “Additional Tenant Improvements”), such improvements will be constructed in accordance with the Work Letter attached hereto as Exhibit A (the “Work Letter”). Notwithstanding anything in Section 7(d) of the Original Lease to the contrary, Tenant will not be required to remove any of the Additional Tenant Improvements upon the expiration or earlier termination of the Lease unless Landlord notifies Tenant of such requirement at the time of Landlord’s written consent to the Additional Tenant Improvements. In the event Landlord so notifies Tenant that any of the Additional Tenant Improvements need to be removed, such removal and any repair and/or restoration will be performed by Tenant, at Tenant’s sole cost, in accordance with the terms and conditions of Section 7(d) of the Original Lease; provided that upon removal of any Additional Tenant Improvements, Tenant will restore the Premises to its condition existing prior to the installation of such Additional Tenant Improvements.

5.2.     If properly requested by Tenant pursuant to Section 5.3, provided Tenant is not in default under the Lease, Landlord will provide Tenant with an amount up to Three Hundred Thirty Thousand Ten and 00/100 Dollars ($330,010.00) (based upon Five Dollars ($5.00) per rentable square foot of the Premises) (the “Additional TI Allowance”). The Additional TI Allowance may be applied to the costs of (m) construction, (n) project review by Landlord (which fee shall equal three percent (3%) of the cost of the Additional Tenant Improvements, including the Additional TI Allowance), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Additional Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures. In no event shall the Additional TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

5.3.     Tenant shall be permitted to request the Additional TI Allowance during the time period commencing January 1, 2022 and continuing through December 31, 2022 (the “Additional TI Window”), by submitting Fund Requests (as defined in the Work Letter) to Landlord for disbursement of the unused portion of the Additional TI Allowance. After the expiration of the Additional TI Window, Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire. Base Rent shall be increased, commencing as of January 1, 2022, by an amount equal to $0.017 per rentable square foot of the Premises per month for each dollar (or portion thereof) of the Additional TI Allowance that is disbursed by Landlord in accordance with this Amendment (for example, if Tenant elects to utilize the entire Additional TI Allowance, Base Rent effective January 1, 2022 would increase by $5,610.17 per month (i.e., such amount is the product of (a) $0.017, (b) $5.00 and (c) 66,002 rentable square feet), subject to annual increases as set forth in Section 4.1). The amount by which Base Rent shall be increased shall be initially determined as of the date immediately following the first disbursement of any portion of the Additional TI Allowance, and such increased Base Rent will be payable with the next succeeding Base Rent payment, and concurrently with the first payment of increased Base Rent, Tenant will pay any increased Base Rent due for the period from January 1, 2022 through such payment date. If such initial determination does not reflect use by Tenant of all of the Additional TI Allowance, the Base Rent increase shall be determined again as of the end of the Additional TI Window, with Tenant paying (on the next succeeding day that Base Rent is due under the Lease (the “TI True-Up Date”)) any underpayment of the further adjusted Base Rent for the period beginning on January 1, 2022 and ending on the TI True-Up Date.

5.4.     Landlord shall not be obligated to expend any portion of the Additional TI Allowance until Landlord shall have received from Tenant a letter in the form attached as Exhibit B hereto executed by an authorized officer of Tenant. In no event shall any unused Additional TI Allowance entitle Tenant to a credit against Rent payable under the Lease. Tenant hereby agrees and acknowledges that all Additional Tenant Improvements will be constructed during the existing Lease Term and/or the Third Amendment Extension Term, and the construction of such Additional Tenant Improvements shall not constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent or any other concessions in connection therewith.

6.     Termination Option. Effective as of the date of this Amendment, the termination option set forth in Article 5 of the Second Amendment is hereby deleted in its entirety and shall be of no further force or effect. For the avoidance of doubt, Article 5 of the Second Amendment is hereby deleted in its entirety and shall be of no further force or effect.

7.     Option to Extend. For clarity, the Option to extend the Lease Term set forth in Article 6 of the Second Amendment shall continue in full force and effect. For clarity, any other option(s) to extend set forth in the Existing Lease are hereby deleted in their entirety and shall be of no further force or effect, including Article 3 of the Addendum to Lease.

8.     Insurance.

8.1.     Tenant’s commercial general liability and automobile liability policies shall name Landlord, BioMed Realty, L.P. and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and lenders (collectively with Landlord, the “Landlord Parties”) as additional insureds and Tenant shall, upon Landlord’s written request, furnish certificates evidencing such parties as additional insureds.

8.2.     During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including the Additional Tenant Improvements and any Alterations), insurance required in Exhibit A-1 must be in place.

9.     Operating Expenses. Notwithstanding anything to the contrary in the Lease, including Section 5(b)(i)(A), Section 8(a), Section 12(c) and Exhibit H of the Original Lease (but subject to the immediately succeeding sentence), in the event Landlord performs capital repairs or improvements to the Project (including to the roof structure and/or roof membrane on the Building), Operating Expenses will include the cost of those capital expenditures incurred (a) in replacing obsolete equipment, (b) for the primary purpose of reducing Operating Expenses or (c) required by any governmental authority to comply with changes in federal, state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”) that take effect after the Lease Date or to ensure continued compliance with Applicable Laws in effect as of the Lease Date, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles; provided, however, that during the Third Amendment Extension Term, the amortized amount of the foregoing capital expenditures included in Operating Expenses payable by Tenant will not exceed a total of $0.10 per rentable square foot of the Premises per month. Notwithstanding anything to the contrary in the Lease, (y) any capital expenditures incurred by Landlord that the Lease otherwise identifies to be at Tenant’s sole cost and expense (which for clarity, includes phrases like “at Tenant’s cost,” “at [Tenant’s] own cost,” “at Tenant’s expense” and similar phrases) (such capital expenditures, “Tenant Capital Expenditures”) shall remain to be Tenant’s sole cost and expense as opposed to included in Operating Expenses as set forth above and (z) the immediately preceding sentence will not be applicable to Tenant Capital Expenditures. The Lease is hereby amended as required to effectuate this Section 9.

10.     Security Deposit. In or around July 2019, Landlord agreed to waive Tenant’s Security Deposit obligation. For the avoidance of doubt, (a) there is no Security Deposit required under the Lease any longer, (b) Landlord does not hold (and Landlord does not owe Tenant) any Security Deposit funds and (c) any and all provisions relating to the Security Deposit under the Lease shall be void and of no further force or effect.

11.     Certified Access Specialist. The Premises have not undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). A Certified Access Specialist can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under State law. Although State law does not require a Certified Access Specialist inspection of the Premises, Landlord may not prohibit Tenant from obtaining a Certified Access Specialist inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the Certified Access Specialist inspection, the payment of the fee for the Certified Access Specialist inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its sole cost, retain a CASp approved in writing by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and, notwithstanding anything to the contrary in the Lease, Tenant shall, at its sole cost and expense, promptly complete any modifications to the Premises or the Project (provided that if any modifications are required to areas outside the Premises, Landlord may elect, in its sole discretion, to make such modifications and invoice Tenant for the cost incurred by Landlord in connection with such modifications, which costs shall be reimbursed by Tenant as Additional Rent within ten (10) business days after invoicing) necessary to correct violations of construction related accessibility standards identified in the CASp Report, which modifications shall be performed in accordance with Article 7 of the Original Lease and will be deemed Alterations for all purposes under the Lease, including repair and maintenance. Landlord and Tenant agree that the immediately foregoing sentence represents Landlord’s and Tenant’s agreement with respect to the cost responsibility for making any repairs necessary to correct violations of construction-related accessibility standards within the Premises, as referenced in California Civil Code Section 1938. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

12.     Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than T3 Realty Advisors West Corp. (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord, Landlord’s affiliates, and their respective employees, agents, contractors and lenders for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

13.     No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

14.     Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Cutera, Inc.

3240 Bayshore Boulevard

Brisbane, California 94005

Attention: President

15.     Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

16.     Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this Section shall in any way alter the provisions of the Lease restricting assignment or subletting.

17.     Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

18.     Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

19.     Counterparts; Facsimile, Electronic and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile, electronic or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-BAYSHORE BOULEVARD LP,
a Delaware limited liability partnership

By:

Name:

Title:

TENANT:

CUTERA, INC.,
a Delaware corporation

By:

Name:

Title:

EXHIBIT A

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the [____] day of [_______], 2020, by and between BMR-BAYSHORE BOULEVARD LP, a Delaware limited liability partnership (“Landlord”), and CUTERA, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Third Amendment to Lease dated as of [_______], 2020 (together with the Existing Lease, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 3240 Bayshore Boulevard in Brisbane, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1.     General Requirements.

1.1.     Authorized Representatives.

(a)     Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) John Bochman as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b)     Tenant designates Darren Alch (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2.     Schedule. The schedule for design and development of the Additional Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Additional Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Premises. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

EXHIBIT A

1.3.     Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Additional Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas. All Tenant contracts related to the Additional Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Additional Tenant Improvements to Landlord at any time.

2.     Additional Tenant Improvements. All Additional Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Additional TI Allowance if properly requested by Tenant pursuant to the terms of the Third Amendment) and in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. To the extent that the total projected cost of the Additional Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall advance to Landlord any Excess TI Costs within ten (10) days after receipt of an invoice therefor, but in any case before Tenant commences the Additional Tenant Improvements. If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant to Landlord, Landlord shall credit Tenant with the overage paid by Tenant against Tenant’s Rent obligations, beginning after Landlord has completed the final accounting for the Additional Tenant Improvements. If the cost of the Additional Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall deposit any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Additional Tenant Improvements shall be new or “like new;” the Additional Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Additional Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Additional Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. Except as otherwise set forth in Section 5.1 of the Amendment, all Additional Tenant Improvements shall be performed in accordance with Article 7 of the Original Lease and will be deemed Alterations for all purposes under the Lease, including repair and maintenance; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between the Amendment (including, without limitation, Section 5.1) or this Work Letter and Article 7 of the Original Lease, the terms of the Amendment or Work Letter (as applicable) shall govern.

EXHIBIT A

2.1.     Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Additional Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2.     Construction Plans. Tenant shall prepare final plans and specifications for the Additional Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

EXHIBIT A

2.3.     Changes to the Additional Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a)     Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Additional Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b)     Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4.     Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.5.     Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Additional Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the Additional Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

EXHIBIT A

3.     Completion of Additional Tenant Improvements. Tenant, at its sole cost and expense (except for the Additional TI Allowance if properly requested by Tenant pursuant to the terms of the Third Amendment), shall perform and complete the Additional Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Additional Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Additional Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Additional Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Additional Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Additional Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Additional Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy (or its substantial equivalent) for the Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (x) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Additional Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Additional Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

EXHIBIT A

4.     Insurance.

4.1.     Property Insurance. At all times during the period beginning with commencement of construction of the Additional Tenant Improvements and ending with final completion of the Additional Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed replacement cost basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Additional Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Additional Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.

4.2.     Workers’ Compensation Insurance. At all times during the period of construction of the Additional Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

4.3.     Waivers of Subrogation. Any insurance provided pursuant to this Article shall waive subrogation against the Landlord Parties and Tenant shall hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.

5.     Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property arising from any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Additional Tenant Improvements. Tenant agrees to indemnify, defend (at the option of and with counsel reasonably acceptable to the indemnified party(ies)), save, reimburse and hold harmless Landlord and its affiliates, employees, agents and contractors from and against all Liabilities due to, because of or arising from any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Liabilities; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify Landlord from or against liability to the extent arising directly from Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Additional Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

EXHIBIT A

6.     Additional TI Allowance.

6.1.     Application of Additional TI Allowance. Landlord shall contribute, if properly requested by Tenant pursuant to the terms of the Third Amendment, the Additional TI Allowance and any Excess TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Additional Tenant Improvements, in accordance with Article 5 of the Third Amendment. If the entire Additional TI Allowance is not applied toward or reserved for the costs of the Additional Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the Additional TI Allowance. If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Additional Tenant Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Additional Tenant Improvements. Tenant may apply the Additional TI Allowance, if properly requested by Tenant pursuant to the terms of the Third Amendment, for the payment of construction and other costs in accordance with the terms and provisions of the Third Amendment and this Work Letter.

6.2.     Approval of Budget for the Additional Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the Additional TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Additional Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Additional Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Additional Tenant Improvements that exceed the amount of the Additional TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Additional Tenant Improvements that is proposed by Tenant.

6.3.     Fund Requests. Upon submission by Tenant to Landlord within or prior to the expiration of the Additional TI Window of (a) a statement (a “Fund Request”) setting forth the total amount of the Additional TI Allowance requested, (b) a summary of the Additional Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Additional TI Allowance then being requested, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Additional Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws and (e) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Additional Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord’s approval of the Approved TI Budget or as a result of Tenant’s decision to pay for the Additional Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Third Amendment and this Work Letter), the amount of Additional Tenant Improvement costs set forth in such Fund Request; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Additional Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be submitted within or prior to the expiration of the Additional TI Window and shall be subject to the payment limits set forth in Section 6.2 above and Article 5 of the Third Amendment. Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request before or after the Additional TI Window or more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant after the Additional TI Window or more often than every thirty (30) days shall be void and of no force or effect.

EXHIBIT A

6.4.     Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the second (2nd) business day of each month until the Additional Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Additional Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Additional Tenant Improvements and solely for the previous month, and (e) the date of substantial completion of the Additional Tenant Improvements.

7.     Miscellaneous.

7.1.     Incorporation of Lease Provisions. Subsections 36(a) through 36(j) and Subsections 36(l) through 36(n) of the Original Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

7.2.     General. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Third Amendment Extension Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the Third Amendment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT A

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-BAYSHORE BOULEVARD LP,
a Delaware limited liability partnership

By:

Name:

Title:

TENANT:

CUTERA, INC.,
a Delaware corporation

By:

Name:

Title:

EXHIBIT A

EXHIBIT A-1

TENANT WORK INSURANCE SCHEDULE

1.     Types of Coverage. Tenant shall maintain or cause Tenant’s contractors performing any Additional Tenant Improvements, Alterations or other work on the Premises (collectively, the "Tenant Work") to maintain such insurance as shall protect it from the claims set forth below that may arise out of or result from any such Tenant Work, whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

a.     Commercial General Liability. Commercial general liability insurance written on the ISO form CG 00 01 or equivalent, including products and completed operations, on an occurrence basis. Such coverage shall apply to all Tenant Work done by Tenant’s contractors and subcontractors of all tiers and provide insurance against personal injury, wrongful death, and property damage (other than to the Tenant Work itself). The policy shall include contractual liability coverage sufficient to address the obligations of the Lease and the Tenant Work. This insurance policy shall include Landlord Parties as additional insureds with endorsements equivalent to ISO CG 20 10 04/13 for ongoing operations, and to ISO CG 20 37 04/13 for completed operations. This policy shall be primary and noncontributory with respect to any other insurance available to an additional insured. The policy shall include endorsement ISO CG 24 04 or its equivalent, a waiver of subrogation in favor of the Landlord Parties. Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage. Coverage for completed operations must be maintained through the applicable statue of repose period following completion of the Tenant Work.

b.     Business Automobile Liability Insurance. Business Automobile Liability Insurance on an “occurrence” form covering any or all autos (including owned, hired, leased and non-owned vehicles) used by or on behalf of the insured, and providing insurance for bodily injury and property damage. The policy shall include coverage for loading and unloading activities. This policy shall include the Landlord Parties as additional insureds, with endorsements.

c.     Workers’ Compensation and Employer’s Liability Insurance. For all operations, Workers’ Compensation insurance in compliance with statutory limits for the Workers’ Compensation Laws of the state in which the Premises are located, and an Employer’s Liability limit of not less than $1,000,000 each accident.

EXHIBIT A-1

d.     Contractors’ Pollution Liability. Contractors and subcontractors handling, removing or treating Hazardous Materials shall maintain pollution liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage or environmental damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), contractual liability coverage to cover liability arising out of cleanup, removal, storage or handling of hazardous or toxic chemicals, materials or substances, or any other pollutants (including mold, asbestos or asbestos-containing materials); and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Claims-made coverage is permitted, provided that the policy retroactive date is continuously maintained prior to the commencement of the Tenant Work. This policy shall include the Landlord Parties as additional insureds, with endorsements.

e.     Professional Liability (Errors and Omissions). Contractors and subcontractors of any tier performing Tenant Work that includes any professional services, including design, architecture, engineering, testing, surveying or design/build services shall provide and maintain professional liability insurance. Coverage shall be maintained following completion of the Tenant Work through the applicable statute of repose of the state in which the Premises are located.

EXHIBIT A-1

2.     Minimum Limits of Insurance. All coverage types as defined above to be procured by Tenant’s general contractor and designer for any Tenant Work shall be written for limits of insurance not less than:

Coverage	Cost of Work	Minimum Limits of Insurance
a. Commercial General Liability * Limits may be met by use of excess and/or umbrella liability insurance, provided that such coverage is at least as broad as the primary coverages required herein	<$200 million	$100 million per occurrence, general aggregate, and products and completed operations aggregate
	<$100 million	$50 million per occurrence, general aggregate, and products and completed operations aggregate
	<$50 million	$25 million per occurrence, general aggregate, and products and completed operations aggregate
	<$25 million	$10 million per occurrence, general aggregate, and products and completed operations aggregate
	<$10 million	$5 million per occurrence, general aggregate, and products and completed operations aggregate
	<$5 million	$2 million per occurrence, general aggregate, and products and completed operations aggregate
	<$2 million	$1 million per occurrence, general aggregate, and products and completed operations aggregate
b. Commercial Automobile Liability * Limits may be met by use of excess and/or umbrella liability insurance, provided that such coverage is at least as broad as the primary coverages required herein	≥$25 million	$25 million combined single limit
	<$25 million	$10 million combined single limit
	<$10 million	$5 million combined single limit
	<$5 million	$2 million combined single limit
	<$2 million	$1 million per occurrence, general aggregate, and products and completed operations aggregate
c. Workers’ Compensation	At all times	As required by Applicable Laws
d. Contractor’s Pollution Liability	At all times	$2 million per location and $4 million aggregate
e. Professional Liability (Errors and Omissions)	<$200 million	$10 million per project and in the aggregate
	<$75 million	$5 million per project and in the aggregate
	<$25 million	$2 million per project and $4 million aggregate
	<$10 million	$1 million per project and $2 million aggregate

3.     Notice of Cancelation. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord.

EXHIBIT A-1

4.     Evidence of Insurance. Certificates of insurance, including required endorsements showing such coverages to be in force, shall be provided to Landlord prior to the commencement of any Tenant Work and prior to each renewal.

5.     Insurer Ratings. The minimum A.M. Best’s rating of each insurer shall be A-VII.

6.     Additional Insureds. The policies shall name Landlord Parties as additional insureds to the extent required by the Lease, the Work Letter or this Exhibit.

7.     Waiver of Subrogation. Tenant, contractors and subcontractors, and each of their respective insurers shall provide waivers of subrogation in favor of the Landlord Parties with respect to all insurance required by the Lease, the Work Letter or this Exhibit.

8.     Tenant’s Contractors. Tenant shall require all other persons, firms and corporations engaged or employed by Tenant in connection with the performance of Tenant Work to carry and maintain coverages with limits not less than those required by this Exhibit. Tenant’s contractors’ and subcontractors’ insurance compliance, including any coverage exceptions, shall be Tenant’s responsibility. Tenant shall incorporate these insurance requirements by reference within any contract executed by Tenant and its contractors. Tenant shall obtain and verify the accuracy of certificates of insurance evidencing required coverage prior to permitting its contractors, subcontractors (of any tier), suppliers and agents from performing any Tenant Work or services at the Premises. Tenant shall furnish original certificates of insurance with additional insured endorsements from Tenant’s contractors, subcontractors (of any tier), suppliers and agents as evidence thereof, as Landlord may reasonably request.

9.     No Limit of Liability. It is expressly acknowledged and agreed that the insurance policies and limits required hereunder shall not limit the liability of Tenant or its contractors or subcontractors, and that Landlord makes no representation that these types or amounts of insurance are sufficient or adequate to protect Tenant or its contractors’ or subcontractors’ interests or liabilities, but are merely minimums. Any insurance carried by Landlord shall be secondary and non-contributory to that carried by Tenant and/or its contractors or subcontractors.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT A-1

EXHIBIT B

FORM OF ADDITIONAL TI ALLOWANCE REQUEST

[TENANT LETTERHEAD]

BMR-BAYSHORE BOULEVARD LP

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Legal Department

[Date]

Re:     Additional TI Allowance

To Whom It May Concern:

This letter concerns that certain Third Amendment to Lease dated as of [_______], 2020 (the “Third Amendment”), between BMR-BAYSHORE BOULEVARD LP (“Landlord”) and CUTERA, INC. (“Tenant”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Third Amendment.

Tenant hereby notifies Landlord that it wishes to exercise its right to utilize the amount of $_____________ [Note: aggregate amount requested may not exceed $330,010.00] from the Additional TI Allowance pursuant to Section 5.2 of the Third Amendment.

If you have any questions, please do not hesitate to call [_______] at ([___]) [___]-[____].

Sincerely,

[Name]

[Title of Authorized Signatory]

cc:	Karen Sztraicher

Jon Bergschneider

John Lu

Kevin Simonsen

EXHIBIT B